Registered with the Public Company
Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
At Play Vacations, Inc.

As independent registered public accountants, we hereby consent to the use of our report dated January 12, 2015, with respect to the financial statements of At Play Vacations, Inc., in this Registration Statement on Post-effective amendment No. 1 to Form S-1 relating to the registration of 7,000,000 shares of common stock.  We also consent to the reference of our firm under the caption "interests of named experts and counsel" in the registration statement.

/s/ SADLER, GIBB AND ASSOCIATES, LLC

Salt Lake City, UT
January 27, 2015